PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-54662
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                              [RETAIL HOLDRS logo]


                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                            Primary
                                                                Share       Trading
                 Name of Company                    Ticker     Amounts      Market
          --------------------------------------- ---------- ----------- ------------
          Amazon.com, Inc.                           AMZN          7         NASDAQ
          Best Buy Co., Inc.                         BBY           9          NYSE
          Costco Wholesale Corporation               COST          8         NASDAQ
          CVS Corporation                            CVS          14          NYSE
          Federated Department Stores                 FD        11.738        NYSE
          Kohl's Corporation                         KSS           6          NYSE
          Limited Brands, Inc.                       LTD           8          NYSE
          Lowe's Companies, Inc.(1)                  LOW          28          NYSE
          RadioShack Corporation                     RSH           3          NYSE
          Safeway Inc.                               SWY           9          NYSE
          SUPERVALU INC.                             SVU         1.456        NYSE
          Target Corporation                         TGT          16          NYSE
          The Gap, Inc.                              GPS          16          NYSE
          The Home Depot, Inc.                        HD          40          NYSE
          The Kroger Co.                              KR          15          NYSE
          The TJX Companies, Inc.                    TJX          10          NYSE
          Walgreen Co.                               WAG          19          NYSE
          Wal-Mart Stores, Inc.                      WMT          36          NYSE



(1) Effective July 7, 2006, the quantity of shares of Lowe's Companies, Inc. (NYSE: "LOW") represented by each 100 share round lot of Retail HOLDRS increased to 28 shares (from 14) due to a 2 for 1 stock split.


          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.